Exhibit (6)(iii)

PACIFIC GLOBAL ETF TRUST

SECOND AMENDMENT TO THE MANAGEMENT AGREEMENT

THIS AMENDMENT, dated as of November 1, 2019, to the Management Agreement, is entered into by and between PACIFIC GLOBAL ETF TRUST, a Delaware statutory trust (the “Trust”), and PACIFIC GLOBAL ADVISORS LLC, a Delaware limited liability company (the “Manager”).

RECITALS

WHEREAS, the parties have entered into the Management Agreement, dated as of the 11th day of February, 2019 (the “Agreement”), as amended from time to time; and

WHEREAS, the parties desire to amend Schedule A, to add a new series established under the Trust (each a “Fund” and collectively, the “Funds”); and

WHEREAS, Paragraph 14 of the Agreement allows for its amendment by a written instrument executed by both parties in conformity with the requirements of the Investment Company Act of 1940.

NOW, THEREFORE, the parties agree as follows:

1.              Schedule A of the Agreement is hereby superseded and replaced in its entirety with Schedule A, dated November 1, 2019, and attached hereto.

2.              Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its duly authorized officer(s) on one or more counterparts as of the date written above.

PACIFIC GLOBAL ETF TRUST		PACIFIC GLOBAL ADVISORS LLC

By:	/s/ Josh Schwab	By:	/s/ Josh Schwab
Name: Josh Schwab		Name: Josh Schwab

Title: Vice President		Title: Managing Director

By:	/s/ J. G. Lallande	By:	/s/ J. G. Lallande
Name: J. G. Lallande		Name: J. G. Lallande

Title: Assistant Secretary		Title: Assistant Secretary

SCHEDULE A

Effective as of November 1, 2019

To the Management Agreement between
Pacific Global ETF Trust
and
Pacific Global Advisors LLC

Fund:	Management Fee per annum:
Pacific Global US Equity Income ETF	0.29%
Pacific Global International Equity Income ETF	0.39%
Pacific Global Focused High Yield ETF	0.39%
Pacific Global Senior Loan ETF	0.68%